As filed with the Securities and Exchange Commission on January 12, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HyreCar Inc.

(Exact name of registrant as specified in its charter)

Delaware	7514	47-2480487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

915 Wilshire Blvd, Suite 1950

Los Angeles, California 90017

(888) 688-6769

(Address, including zip code, and telephone number, including area code,

of principal executive offices)

Eduardo Iniguez

Interim Chief Executive Officer

and Chief Financial Officer

915 Wilshire Blvd, Suite 1950

Los Angeles, California 90017

(888) 688-6769

(Address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Bryan N. Wasser

Shashi N. Khiani

Polsinelli PC

2049 Century Park East, Suite 2900

Los Angeles, California 90067

Telephone: (310) 556-1801

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the Securities and Exchange Commission declares this registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2023

PRELIMINARY PROSPECTUS

HyreCar Inc.

Up to 46,973,972 Shares of Common Stock Issuable Upon Conversion of the Series B Convertible Preferred Stock

Up to 12,250,000 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 98,897,287 Shares of Common Stock Issuable Upon Conversion of the 6% Original Issue Discount Secured Convertible Debentures

This prospectus relates to the resale or other disposition from time to time of (i) up to 46,973,972 shares of our common stock, par value $0.00001 (“Common Stock”), which is the maximum amount of Common Stock underlying 4,222 shares of Series B convertible preferred stock, par value $0.00001 (the “Series B Preferred Stock”), issued on January 6, 2023, in private placements to the selling shareholders named in this prospectus (together with their permitted transferees, the “selling stockholders”), assuming no anti-dilution adjustments, (ii) up to 12,250,000 shares of Common Stock, or 200% of 6,125,000 shares of Common Stock which is the maximum amount of Common Stock underlying four common stock purchase warrants (the “Warrants”) issued on January 6, 2023, in private placements to the selling stockholders, assuming no anti-dilution adjustments and (iii) up to 98,897,287 shares of Common Stock, which is the maximum amount of Common Stock underlying the 6% Original Issue Discount Secured Convertible Debentures (the “Debentures”) having a principal amount of $8,888,888, which, pursuant to the Purchase Agreement (as defined below), will be issued following the Stockholder Approval (as defined herein) and the effective date of the registration statement of which this prospectus forms a part on the Second Closing Date (as defined herein), assuming no anti-dilution adjustments (the aggregate 158,121,259 shares of Common Stock being registered that underlies the Series B Preferred Stock, Warrants and Debentures, together, the “Shares”). We intend to seek stockholder approval to, amongst other things, (i) increase the number of shares of Common Stock we are permitted to issue under our Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”), (ii) permit the issuance of 20% or more of our outstanding Common Stock as of January 6, 2023, and (iii) to effectuate a reverse stock split on the form and amounts to be determined by the Company (the approvals of clauses (i)-(iii), together, the “Stockholder Approval”). Prior to Stockholder Approval, the selling stockholders may only convert or exercise the Series B Preferred Stock and Warrants, as the case may be, and sell up to 561,427 of the Shares pursuant to this prospectus. No Debentures will be issued prior to the Stockholder Approval.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash. We may receive up to an aggregate of approximately $6,125,000 from the exercise of all Warrants, assuming the exercise in full of all such Warrants for cash at a price of $1.00 per share of Common Stock, assuming no anti-dilution adjustments or other adjustments as set forth in the Warrants. We will pay all expenses associated with the sale of Common Stock pursuant to this prospectus.

The selling stockholders may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or otherwise dispose of the Common Stock being registered pursuant to this prospectus.

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “HYRE”. On January 9, 2023, the last reported sale of our Common Stock on the Nasdaq Capital Market was $0.48 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2023.

i

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this process, the selling stockholders may from time to time, in one or more offerings, sell the Shares described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus and the documents incorporated by reference herein or therein, especially the “Risk Factors” section on page S-6 and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, or other documents that are incorporated by reference before making an investment decision.

Unless the context otherwise requires, when we refer to “HyreCar,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean HyreCar, Inc. and its subsidiaries on a consolidated basis. References to “you” refer to a prospective investor.

About HyreCar Inc.

Our founders identified the need for a car-sharing platform for individuals who wanted to drive for ride-sharing companies such as Uber Technologies Inc. (“Uber”) and Lyft, Inc. (“Lyft”), but whose automobiles could not meet the standards imposed by the ride-sharing companies. For example, Uber maintains strict guidelines regarding the types of cars a driver can use. Although guidelines relating to cars can differ by state, in general the use of two door coupes, motorcycles and cars that are 12 years or older are excluded. Our founders, before deciding to purchase qualifying sedans that met Uber’s strict guidelines, first inquired as to whether there were any rental options available from Uber that would allow them to drive for the ride-sharing platform. To their surprise, there were no rental options available, other than a shadow industry of individuals renting cars to one another.

HyreCar is a car-sharing marketplace that allows car owners (collectively, “Owners”) to rent their idle cars to ride-sharing service drivers (collectively, “Drivers”). By sourcing vehicles from individual Owners, part-time Drivers may more easily enter and exit the market and our business model allows us to satisfy fluctuating transportation demand in cities around the United States by matching Owners and Drivers. Our vehicle supply also includes commercial owners of vehicles including car dealerships and fleet owners to help increase activity levels.

Our business is based on a proprietary car-sharing marketplace developed to: (i) onboard Owners and Drivers, (ii) facilitate the matching of Owners and Drivers, and (iii) log rental activity for Owners and Drivers. All transactions related to the rental (including, but not limited to, background checks, rentals, deposits and insurance costs) are run securely through the HyreCar platform. Drivers and Owners access their rental or car dashboards through a unique login. Drivers can initiate, terminate or extend a rental through the platform while Owners can manage their car or fleet of cars through the platform.

We believe we have a competitive advantage with our commercial automobile insurance policy that covers both Owners and Drivers. The policy is specifically designed to cover the period of time in which a Driver is operating an Owner’s vehicle while not actively operating a vehicle on a ride-sharing platform, such as Uber or Lyft. During the periods when Drivers are actively operating on a ride-sharing platform, the insurance subordinates to the state mandated insurance provided by the third-party ride-sharing business. To our knowledge, we are the only provider of this car-matching service utilizing this unique insurance product.

Industry and Market Opportunities

Our company was founded to capitalize on a combination of two growth markets: ridesharing (an industry led by Uber and Lyft) and car-sharing (an industry led by companies such as Turo, Inc. and Getaround, Inc.). Our customers are the drivers who use our car-sharing platform to rent a car and then use that car to earn income driving for rideshare companies (or otherwise utilize the vehicle for commercial purposes, such as food delivery). Finding enough cars and drivers to meet demand has historically been a problem for ride-sharing companies. Our target market also includes drivers who provide delivery services with companies like Instacart and Doordash.

The transportation industry represents a massive market. In the United States alone, consumer expenditures on transportation were approximately $1.2 trillion and $1.4 trillion in 2020 and 2019, respectively. In 2021, the demand for transportation ($1.9 trillion) accounted for 8.4 percent of GDP, increasing by 9.2 percent from 2020 and marking the highest year-over-year increase since 2002. The large upturn in 2021 was due to an increase in personal consumption expenditures of transportation services. In 2021, transportation was the second largest household expenditure after housing and was more than twice as large as healthcare and three times as large as entertainment. We believe we are still in the relatively early phases of potentially capturing part of the opportunity in the industry. A 2016 survey by BCG found that 57% of U.S. respondents who used sharing services said that well-priced and convenient offerings could cause them to give up ownership altogether. In another study, researchers found that the removal of rideshare options in a city resulted in a 30-percent increase in the probability of switching to personal vehicles and a 23-percent increase in trip-making for an individual who is inconvenienced by such a service suspension, suggesting strong public policy motivations for ongoing support and promotion of transportation networking companies. These market dynamics complement the expected growth in rideshare-based employment, with overall employment of passenger vehicle drivers projected to grow 12 percent from 2021 to 2031, much faster than the 5-percent average for all occupations.

Recent Developments

On January 6, 2023, in connection with that certain purchase agreement, dated January 6, 2023, and subsequently amended on January 12, 2023 (as amended, the “Purchase Agreement”), by and among the Company and the selling stockholders, we issued 502 shares of our Series B Preferred Stock (the “Registered Securities”) to the selling stockholders pursuant to the Company’s registration statement on Form S-3 (File No. 333-257372), including a base prospectus, dated July 8, 2021, and a prospectus supplement, dated January 6, 2023. The net proceeds from the sale of the Registered Securities, after deducting the placement agent’s fees and estimated offering expenses, was approximately $398,000. As described in further detail under the section titled “Description of Securities,” on January 6, 2023, we also filed the Certificate of Designation (as defined below) to create the Series B Preferred Stock

On January 6, 2023, in connection with the Purchase Agreement, which was subsequently amended on January 12, 2023, we also issued in a concurrent private placement (the “Concurrent Offering”) to the selling stockholders (i) 4,222 shares of Series B Preferred Stock at a per share price of $900.00 convertible into up to 46,973,972 (assuming no anti-dilution adjustments) shares of Common Stock based on the current Conversion Price (as defined under the section titled “Description of Securities”) and (ii) Warrants exercisable for up to 6,125,000 shares of Common Stock at a per share exercise price equal to $1.00 (assuming no anti-dilution adjustments or other adjustments as set forth in the Warrants) (the Warrants and the 4,222 shares of Series B Preferred Stock, together, the “Issued Unregistered Securities”). The Issued Unregistered Securities were sold for total proceeds to us of approximately $3.8 million. Pursuant to the Purchase Agreement and as described in greater detail under the section titled “Description of Securities,” we have also agreed to issue $8,888,888 in aggregate principal amount of Debentures convertible into up to 98,897,287 shares of Common Stock (assuming no anti-dilution adjustments) (the Debentures, together with the Issued Unregistered Securities, the “Unregistered Securities”) on a date (the “Second Closing Date”) within five trading days of the later of (i) the date of the Shareholder Approval and (ii) the effective date of the registration statement of which this prospectus forms a part. The Company has agreed to issue the Debentures for total proceeds of $8,000,000.

Also on January 6, 2023, we entered into a registration rights agreement with the selling stockholders, which was subsequently amended on January 12, 2023, (as amended the “Registration Rights Agreement”), pursuant to which we are obligated to file with the SEC a registration statement to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), up to 158,121,259 aggregate shares of Common Stock underlying the Unregistered Securities. This prospectus forms a part of such registration statement and is intended to satisfy our obligation under such Registration Rights Agreement. We intend to seek stockholder approval to, amongst other things, (i) increase the number of shares of Common Stock we are permitted to issue under our Amended and Restated Charter and (ii) permit the issuance of 20% or more of our outstanding Common Stock as of January 6, 2023, and (iii) to effectuate a reverse stock split on the form and amounts to be determined by the Company. Prior to Stockholder Approval, the selling stockholders may only convert or exercise the Series B Preferred Stock and Warrants, as the case may be, and sell up to 561,427 of the Shares pursuant to this prospectus.

On January 6, 2023, certain stockholders (the “Voting Stockholders”) entered into a voting agreement to vote in favor of Stockholder Approval to (i) issue the shares of Common Stock underlying the Series B Preferred Stock and the Warrants in the Concurrent Offering, (ii) to increase our authorized capital stock and (iii) to effectuate a reverse stock split in the form and amounts to be determined by us. We entered into an exchange agreement on January 12, 2023, with the Voting Stockholders pursuant to which we agreed to issue in a private placement to accredited investors, pursuant to exemptions from registration in Section 4(a)(2) under the Securities Act and/or the safe harbors under Rule 506 of Regulation D promulgated thereunder, an aggregate of 2,100 shares of the Series B Preferred Stock and warrants (the “Exchange Warrants”) exercisable for up to 1,050,000 shares of the Company’s Common Stock and in exchange, such Voting Stockholders would surrender 3,480,297 shares of our Common Stock held by such Voting Stockholders (the “Exchange”). The Exchange Warrants are substantially similar to the Warrants, with an exercise price of $1.00 per share of Common Stock (assuming no anti-dilution or other adjustments as set forth in the Exchange Warrants)  and a five-year term, as well as certain anti-dilution price and share adjustments. The Voting Stockholders further agreed that the shares of Series  B Preferred Stock and the warrants held by such Voting Stockholders will not be convertible or exercisable, respectively, until the Series B Preferred Stock issued, and Debentures to be issued, pursuant to the Purchase Agreement to the Purchasers (as defined in the Purchase Agreement) have been converted into shares of our Common Stock.

On August 27, 2021, as further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022, a putative securities class action complaint captioned Baron v. Hyrecar Inc. et al., Case No. 21-cv-06918, was filed in the United States District Court for the Central District of California against the Company; its Chief Executive Officer during the time period alleged in the litigation, Joseph Furnari; and its former Chief Financial Officer, Robert Scott Brogi. This action asserts claims and seeks damages for alleged violations of sections 10(b) and 20(a) of securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On October 18, 2022, the Court issued an order that the Court found the Motion to Dismiss appropriate for decision without oral argument, and thereby vacated the hearing and took the Motion to Dismiss under submission.  On December 5, 2022, the Court issued an order denying Defendants’ Motion to Dismiss.  Pursuant to the Court’s scheduling order, Plaintiff must file its Motion for Class Certification by May 12, 2023, and trial is currently set for September 17, 2024.  The Company believes that the claims in this lawsuit are without merit and will continue to vigorously defend against them. The Company’s chances of success on the merits are still uncertain and any possible loss or range of loss cannot be reasonably estimated.

Corporate Information

We were incorporated in the State of Delaware on November 24, 2014. Our principal executive offices and mailing address are 915 Wilshire Boulevard, Suite 1950, Los Angeles, California 90017. Our main telephone number is (888) 688-6769. Our corporate website address is: www.hyrecar.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus supplement or the accompanying prospectus and should not be relied upon with respect to this offering.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2023, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

THE OFFERING

Common Stock offered by the selling stockholders	Up to an aggregate of 158,121,259 shares of our Common Stock underlying the Unregistered Securities (

Common Stock outstanding before the offering

30,733,402 shares, as of December 29, 2022, which excludes the up to 5,585,252 shares of Common Stock underlying the Registered Securities issued on January 6, 2023, and up to 158,121,259 shares of Common Stock underlying the Unregistered Securities being registered hereunder.

Use of proceeds

We will receive no proceeds from the sale of the Securities by the selling stockholders in this offering. We may receive up to $6,125,000 in aggregate gross proceeds from the exercise of all Warrants, assuming the exercise in full of all such Warrants for cash at a price of $1.00 per share of Common Stock (assuming no anti-dilution adjustments or other adjustments as set forth in the Warrants). Any proceeds that we receive from the exercise of such Warrants will be used for general corporate purposes, which may include operating expenses, working capital, and for potential strategic acquisitions and relationships. See “Use of Proceeds.”

Nasdaq Capital Market Trading Symbol	“HYRE”

Risk factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our Common Stock.

The number of shares of Common Stock outstanding prior to this offering does not take into account the up to 5,585,252 shares of Common Stock underlying the Registered Securities issued on January 6, 2023, nor up to 158,121,259 shares of Common Stock underlying the Unregistered Securities, and is based on 30,733,402 shares of Common Stock outstanding as of December 29, 2022, and excludes:

●	outstanding options exercisable to acquire an aggregate of 452,082 shares of our stock, exercisable at a weighted average exercise price of $0.84 per share;

●	1,711,431 outstanding restricted stock units that may be settled in our Common Stock;

●	outstanding warrants to purchase an aggregate of 3,221,630 shares of our Common Stock, all of which are exercisable at a weighted average exercise price of $1.02 per share;

●

3,869 shares of our Common Stock reserved for issuance under our 2018 Equity Incentive Plan, plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance; and

●

2,330,291 shares of our Common Stock reserved for issuance under our 2021 Equity Incentive Plan, plus any future increases, including annual automatic evergreen increases, in the number of shares of Common Stock reserved for issuance.

Unless otherwise indicated, this prospectus assumes no exercise of outstanding stock options or warrants and no settlement of outstanding restricted stock units.

RISK FACTORS

Investing in our securities involves a high degree of risk. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment. You should also consider the risks, uncertainties and assumptions discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, all of which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future and any prospectus supplement or amendment we may file. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Common Stock

We may be delisted from Nasdaq.

On December 13, 2022, we received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, based upon our non-compliance with the $35 million market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2) as of December 12, 2022, our securities would be suspended from trading on and delisted from The Nasdaq Capital Market at the opening of business on December 22, 2022, unless we requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to appeal Nasdaq’s delisting determination by 4:00 p.m. Eastern Time on December 20, 2022.

We made a timely request for a hearing before the Panel. Any further suspension or delisting action by Nasdaq is stayed pending completion of the hearing process and the expiration of any extension period that may be granted by the Panel following the hearing. In accordance with the Nasdaq Listing Rules, the Panel has the discretion to grant us an extension through June 12, 2023. Notwithstanding, there can be no assurance that the Panel will determine to continue our listing or that we will timely evidence compliance with the terms of any extension that may be granted by the Panel following the hearing. If our shares are ultimately suspended from trading on and delisted from the Nasdaq it could have adverse consequences including, among others: lower demand and market price for our common stock; adverse publicity; and a reduced interest in our company from investors, analysts and other market participants. In addition, a suspension or delisting could impair our ability to execute on our operational and strategic goals, raise additional capital and attract and retain employees by means of equity compensation.

Risks Related to This Offering

The issuance of our Common Stock to the selling stockholders upon the conversion and/or exercise of the Series B Preferred Stock Warrants, and Debentures, as the case may be, may cause dilution and the sale of the shares of Common Stock acquired by the selling stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

The Unregistered Securities are convertible and/or exercisable, as the case may be, into up to 158,121,259 aggregate shares of Common Stock. If and when the selling stockholders convert and/or exercise the Unregistered Securities, as the case may be, and acquire the underlying shares of Common Stock, the selling stockholders may resell all, some or none of those shares at any time or from time to time in their respective discretion. Therefore, the issuance of our Common Stock to the selling stockholders upon the conversion and/or exercise of the Unregistered Securities, as the case may be, could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock acquired by the selling stockholders, or the anticipation of such sales, could cause the price of our Common Stock to fall and could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Prior to Stockholder Approval, the selling stockholders may only convert or exercise the Series B Preferred Stock and Warrants, as the case may be, and sell up to 561,427 of the Shares pursuant to this prospectus. No Debentures will be issued prior to the Stockholder Approval.

We have filed, or will file, additional registration statements covering the resale of our shares by the holders thereof and any such sales could have a negative impact on the trading price our stock.

We have filed separate registration statements registering the resale by (i) Lincoln Park Capital Fund, LLC (“Lincoln Park”) of Common Stock previously issued, or that may be issued from time-to-time, to Lincoln Park; (ii) certain purchasers of Common Stock pursuant to that Common Stock Purchase Agreement, dated August 11, 2022 (the “PIPE Agreement”); and (iii) certain holders of warrants and the Common Stock that will be issued upon the exercise of such warrants, with such Common Stock representing a significant portion of the shares of Common Stock currently outstanding. Such registration statements are effective and the shareholders selling pursuant to such separate registration statements determine the timing, pricing and rate at which they sell such shares into the public market and such could have a negative impact on the trading price of our Common Stock. For more information, see Part II, Item 15 “Recent Sales of Unregistered Securities” on the registration statement of which this prospectus forms a part. In addition, pursuant to the Exchange, we will be obligated, after the receipt of Stockholder Approval, to file a registration statement to register for resale the shares of Common Stock underlying the warrants and shares of Series B Preferred Stock to be received by such Voting Stockholders.

Risks Relating to our Business and Industry

Once the Debentures are issued, we will have a substantial level of indebtedness, which could adversely affect our business, financial condition, and results of operations.

Our level of indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;
•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements or to carry out other aspects of our business;
•	increase our cost of borrowing;
•	make it more difficult for us to satisfy our obligations with respect to our debt;
•

require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;
•	limit our flexibility in planning for, or reacting to, changes in our business and industry;
•	place us at a potential disadvantage compared to our competitors that have less debt;
•	affect our credit ratings; and
•	limit our ability to pay dividends.

Our ability to make scheduled payments on our indebtedness will depend on and be subject to our future financial and operating performance, which in turn is affected by general economic, financial, competitive, business, and other factors beyond our control, including the availability of financing in the banking and capital markets. Our business may fail to generate sufficient cash flow from operations or we may be unable to borrow funds in an amount sufficient to enable us to make payments on our debt or to fund our other liquidity needs. If we were unable to make payments on our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances, or negotiations with the selling stockholders to restructure the Debentures. The terms of our debt agreements and market or business conditions may limit our ability to take some or all of these actions. In addition, if we make interest payments in the form of shares of common stock in lieu of cash payments, this will have a further dilutive effect on our existing stockholders. If we incur additional debt, the related risks described above could be exacerbated. Furthermore, because the holders of the Debentures have been granted a first priority security interest in all of the Company’s assets, subject to certain exceptions, to secure the prompt payment, performance and discharge in full of our obligations under the Debentures, we may find it difficult to obtain additional debt financing on reasonable terms, or at all, in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by such forward-looking terminology as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our company, are not guarantees of future results or performance and involve substantial risks and uncertainty. We may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including the risks and uncertainties inherent in our statements regarding:

●	the impacts of COVID-19, or other future pandemics on our business, results of operations, financial position and cash flows;

●	our ability to effectively manage our growth and maintain and improve our corporate culture;

●

the potential benefits of and our ability to maintain, our relationships with ridesharing companies, and to establish or maintain future collaborations or strategic relationships, and from time to time to obtain additional funding;

●	our marketing capabilities and strategy;

●	our ability to maintain a cost-effective insurance program;

●	our industry being in the early stages of growth;

●	our history of operating losses, and the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our investments in new and enhanced products and offerings, and the effect of these investments on our results of operations;

●	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

●	our competitive position, and developments and projections relating to our competitors and our industry;

●	our ability to manage risks related to technology systems and security breaches;

●	the outcome of pending, threatened or future litigation;

●	our ability to comply with existing, modified, or new laws and regulations applying to our business; and

●	those factors discussed in “Part I, Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference.

All of our forward-looking statements are as of the date of this prospectus only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” in our Annual Report on Form 10-K, and elsewhere in this prospectus. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in our Annual Report on Form 10-K for the year ended December 31, 2021 or this prospectus or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our business, prospects, financial condition and results of operations. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Except as required by law, we do not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections or other circumstances affecting such forward-looking statements occurring after the date of this prospectus, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. Any public statements or disclosures by us following this prospectus that modify or impact any of the forward-looking statements contained in this prospectus will be deemed to modify or supersede such statements in this prospectus.

This prospectus may include market data and certain industry data and forecasts, which we may obtain from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications, articles and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. While we believe that such studies and publications are reliable, we have not independently verified market and industry data from third-party sources.

USE OF PROCEEDS

This prospectus relates to the Common Stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of the Common Stock by the selling stockholders in this offering, except with respect to amounts received by us upon exercise of Warrants to the extent such Warrants are exercised for cash.

We may receive up to an aggregate of approximately $6,125,000 from the exercise of all Warrants, assuming the exercise in full of all such Warrants for cash at a price of $1.00 per share of Common Stock (assuming no anti-dilution adjustments or other adjustments as set forth in the Warrants). See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently intend to use the estimated net proceeds we receive, if any, upon the exercise of Warrants for working capital purposes.

The expected use of the net proceeds we receive, if any, upon the exercise of Warrants represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors and, as a result, our management will retain broad discretion over the allocation of the net proceeds. Until we use the net proceeds for the purposes described above, we may invest them in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

We will bear the costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “HYRE.” As of January 9, 2023, the closing price of our Common Stock as reported on the Nasdaq Capital Market was $0.48.

Holders

As of January 9, 2023, there were 10 holders of record of our Common Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Dividend Policy

We have never declared or paid any cash dividends. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of our Common Stock as of December 29, 2022, by (i) each person known to beneficially own more than 5% of our outstanding Common Stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days of December 29, 2022. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o HyreCar Inc., 915 Wilshire Blvd., Suite 1950, Los Angeles, CA 90017.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Executive officers and directors:
Eduardo Iniguez	-		*	%
Grace Mellis(2)	324,873		1.06%
Michael Root(3)	142,134		*	%
Joseph Furnari(4)	542,177		1.76%
Brooke Skinner Ricketts(5)	231,186		*	%
Jayaprakash Vijayan(6)	94,001		*	%
Brian Allan(7)	96,674		*	%
All Officers and Directors as a group (9 persons)	1,431,045		4.65%

5% or greater holders:
Arctis Global, LLC(8)	3,920,849		12.76%
State Street Corporation (SSgA)(9)	1,620,236		5.27%
The Goldman Sachs Group, Inc.(10)	1,751,211		5.70%
Entities Affiliated with Altium Growth Fund, LP.(11)	1,736,915		5.65%
Walleye Opportunities Master Fund(12)	1,792,177		5.83%
Anson Investments Master Fund LP(13)	22,082,028	(14)	41.83	%(15)
Anson East Master Fund LP(16)	5,526,070	(14)	15.24	%(15)
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(17)	3,468,028	(14)	10.14	%(15)
Sabby Volatility Warrant Master Fund, Ltd. (18)	27,608,098	(14)	47.32	%(15)

* less than 1%

(1)

As of December 29, 2022, there were 30,733,402 shares of our Common Stock were outstanding. Shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022, are deemed to be outstanding in computing the percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person.

(2)

Includes (i) 315,975 shares of Common Stock beneficially held by Ms. Mellis; and (ii) 8,898 shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022 pursuant to restricted stock units held by Ms. Mellis.

(3)

Includes (i) 136,630 shares of Common Stock beneficially held by Mr. Root; and (ii) 5,504 shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022 pursuant to restricted stock units held by Mr. Root.

(4)

Includes (i) 393,607 shares of Common Stock beneficially held by Mr. J. Furnari; and (ii) 148,570 shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022 pursuant to options held by Mr. J. Furnari.

(5)

Includes (i) 225,097 shares of Common Stock beneficially held by Ms. Skinner Ricketts; and (ii) 6,089 shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022 pursuant to restricted stock units held by Ms. Skinner Ricketts.

(6)

Includes (i) 88,731 shares of Common Stock beneficially held by Mr. Vijayan; and (ii) 5,270 shares of Common Stock currently issuable or issuable within 60 days of December 29, 2022 pursuant to restricted stock units held by Mr. Vijayan.

(7)	Includes 80,750 shares of Common Stock beneficially held by Mr. Allan.
(8)	Based on the Form 4 filed by Arctis Global, LLC with the SEC on September 28, 2022. The address for Arctis Global, LLC is AM Towers, 7th Floor, 207 Calle de Parque, San Juan, PR 00912-3242.
(9)

Solely based on the Schedule 13G filed by State Street Corporation and SSGA Funds Management, Inc. with the SEC on February 11, 2022. The address for State Street Corporation and SSGA Funds Management is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(10)

Solely based on the Schedule 13G filed by The Goldman Sachs Group, Inc. with respect to various of its operating units with the SEC on January 31, 2022. The address for Goldman Sachs Group, Inc. is 200 West Street, New York, NY 10282.

(11)

Soley based on the Schedule 13G filed by Altium Capital Management, LP, Altium Growth Fund, LP (the “Fund”), and Altium Growth GP, LLC (each together, the “Altium Entities”) with the SEC on November 9, 2022. The Fund is the record and direct beneficial owner of the securities. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own securities, owned by, the Fund. Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, the Fund. The address for the Altium Entities is 152 West 57th Street, FL 20, New York, NY 10019.

(12)	Walleye Opportunities Master Fund (“Walleye Opportunities”) directly beneficially owns the shares of Common Stock. Walleye Capital LLC (“Walleye Capital”), as the Manager of Walleye Opportunities, may be deemed to beneficially own the shares of Common Stock beneficially owned by Walleye Opportunities. The address of Walleye Opportunities and Walleye Capital is 2800 Niagara Lane North, Plymouth, MN 55447.
(13)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisors of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309 UGland House, Grand Cayman, KY1-1104, Cayman Islands.

(14)

The amount of Common Stock owned by the beneficial owner was calculated assuming (i) the full conversion of the Series B Preferred Stock held by the corresponding beneficial owner at the Floor Price (as defined and further described under the section titled “Description of Securities”); (ii) the full exercise of the Warrants held by the beneficial owner at an exercise price of $1.00 per share (assuming no anti-dilution or other adjustments as set forth in the Warrant); and (iii) receipt of Stockholder Approval. This figure does not include the Common Stock underlying the Debentures, which have not been and will not be issued within 60 days of December 29, 2022. Pursuant to the Certificate of Designation and the Warrant, the beneficial owner’s beneficial ownership shall not exceed 4.99% immediately following any conversion and/or exercise of the Series B Preferred Stock or Warrants, as the case may be.

(15)

The percentage of Common Stock owned by the beneficial owner was calculated assuming (i) the full conversion of the Series B Preferred Stock held by the corresponding beneficial owner at the Floor Price (as defined and further described under the section titled “Description of Securities”) (assuming no anti-dilution adjustments); (ii) the full exercise of the Warrants held by the beneficial owner at an exercise price of $1.00 per share (assuming no anti-dilution or other adjustments as set forth in the Warrant), as indicated in the second column; and (iii) receipt of Stockholder Approval. Pursuant to the Certificate of Designation and the Warrant, the beneficial owner’s beneficial ownership shall not exceed 4.99% immediately following any conversion and/or exercise of the Series B Preferred Stock or Warrants, as the case may be.

(16)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisors of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Stock held by Anson East. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309 UGland House, Grand Cayman, KY1-1104, Cayman Islands.

(17)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(18)

Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described above in the section titled “Executive Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.

Exchange Agreement

On January 6, 2023, two Voting Stockholders, Walleye Opportunities Master Fund Ltd. and Altium Growth Fund, L.P., each of whom beneficially own greater than 5% of our capital stock, entered into a voting agreement to vote in favor of Stockholder Approval to (i) issue the shares of Common Stock underlying the Series B Preferred Stock and the Warrants in the Concurrent Offering, (ii) to increase our authorized capital stock and (iii) to effectuate a reverse stock split in the form and amounts to be determined by us. We also entered into an exchange agreement on January 12, 2023, with these same two Voting Stockholders pursuant to which we agreed to issue in a private placement to accredited investors, pursuant to exemptions from registration in Section 4(a)(2) under the Securities Act and/or the safe harbors under Rule 506 of Regulation D promulgated thereunder, an aggregate of 2,100 shares of the Series B Preferred Stock and warrants exercisable for up to 1,050,000 shares of the Company’s Common Stock and in exchange, such Voting Stockholders would surrender 3,480,297 shares of our Common Stock held by such Voting Stockholders. The Exchange Warrants are substantially similar to the Warrants, with an exercise price of $1.00 per share of Common Stock (assuming no anti-dilution or other adjustments as set forth in the Exchange Warrants) and a five-year term, as well as certain anti-dilution price and share adjustments. The Voting Stockholders further agreed that the shares of Series B Preferred Stock and the warrants held by such Voting Stockholders will not be convertible or exercisable, respectively, until the Series B Preferred Stock issued, and the Debentures to be issued, pursuant to the Purchase Agreement to the Purchasers (as defined in the Purchase Agreement) have been converted into shares of our Common Stock.

PIPE Transaction

On September 7, 2022, we sold an aggregate of 5,789,716 shares of our Common Stock pursuant to the PIPE Agreement to an entity affiliated with Arctis Global, LLC, a beneficial owner of more than 5% of our capital stock, and certain other purchasers. The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on Nasdaq for the five trading days immediately prior to the signing of the PIPE Agreement. We received total proceeds of approximately $5 million, of which approximately $1 million was paid by an entity affiliated with Arctis Global, LLC to purchase 1,157,943 shares of our common stock. At the time of issuance, the shares issued pursuant to the PIPE Agreement were not registered under the Securities Act.

Pursuant to the PIPE Agreement, the Company also agreed to provide the entity affiliated with Arctis Global, LLC and the other purchasers with certain registration rights which requires the Company to prepare and file a registration statement covering the resale of the shares issued under the PIPE Agreement by the purchasers, with the SEC within 15 business days of the closing of the issuance of the shares of common stock to the purchasers. A registration statement covering the resale of the shares issued pursuant to the PIPE Agreement was filed with the SEC on September 28, 2022 and declared effective October 6, 2022.

Promissory Notes

On August 15, 2022, the Company issued the Promissory Notes to each of Joseph Furnari, the Company’s Chief Executive Officer, and Michael Furnari, the Company’s Chief Business Development Officer. Pursuant to the respective Promissory Notes, Joseph Furnari and Michael Furnari loaned the Company $200,000 and $300,000, respectively, on September 30, 2022. The Promissory Notes will accrue interest at a rate of 7% per year on the outstanding principal amounts. Any unpaid principal amounts and accrued interest under the Promissory Notes will be payable in full one year from the date such amounts were loaned. As of the date of this prospectus, no interest or principal has yet been paid.

At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of the Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on the Nasdaq Capital Market.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to the related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction, and the transaction is not considered approved by our Board unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Additionally, we adopted a written related party transactions policy that such transactions must be approved by our audit committee or another independent body of our Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the DGCL, the Amended and Restated Charter and the Amended and Restated Bylaws (the “Bylaws”) in their entirety for a complete description of the rights and preferences of the Company’s securities.

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of Common Stock, $0.00001 par value per share, and 15,000,000 shares of preferred stock, $0.00001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of December 29, 2022, there were 30,733,402 shares of our Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of Common Stock, par value $0.00001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. All shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable, including shares of Common Stock issued upon the exercise of Common Stock warrants or subscription rights, if any.

Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding- up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Our board of directors, without stockholder approval, can issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock.

Series B Preferred Stock

On January 6, 2023, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. The Certificate of Designation provides for the designation of 6,850 shares of the Company’s preferred stock, par value $0.00001 per share, as Series B Preferred Stock. As described in the Certificate of Designation, the shares of Series B Preferred Stock have no voting rights, except with respect to certain actions that would adversely affect the holders of Series B Preferred Stock.

As to dividend rights and distributions declared by the Company’s Board of Directors, the shares of Series B Preferred Stock are entitled to receive such dividends and distributions on an as-converted basis in the same form as dividends and distributions actually paid on shares of the Common Stock when, as and if such dividends or distributions are paid on shares of the Common Stock. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Preferred Stock before any distribution or payment shall be made to the holders of the Common Stock,

Each share of Series B Preferred Stock is convertible into that number of shares of the Company’s Common Stock determined by dividing $1,000 by the lesser of (i) $1.00 (the “Fixed Conversion Price”) and (ii) 90% of the average of the three lowest volume-weighted average prices (“VWAPs”) during the 10 consecutive trading days immediately prior to the applicable conversion date (the “Variable Conversion Price” and together with the Fixed Conversion Price, the “Conversion Price”), provided, however, that in no instance shall the Conversion Price be less than $0.08988, which is 20% of the Minimum Price (as defined under Nasdaq rules) (the “Floor Price”). In the event the Variable Conversion Price is less than the Floor Price, the Company shall pay to the holder, in cash, an amount equal to the product of (i) the number of shares of Common Stock issuable pursuant to such conversion date and (ii) the difference between (A) the Variable Conversion Price (ignoring for such purposes the Floor Price) and (B) the Floor Price. As specified in the Certificate of Designation, the Series B Preferred Stock is subject to customary adjustments for stock splits, reclassifications and the like, and will be subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable Conversion Price (subject to certain exceptions). The Certificate of Designation further provides that the Company will not effect any conversion of the shares of Series B Preferred Stock in certain circumstances as detailed in the Certificate of Designation.

Subject to certain conditions described in the Certificate of Designation, the Company may redeem some or all of the then outstanding Series B Preferred Stock after giving notice, for cash in an amount equal to the sum of (a) 125% of the aggregate stated value of the Series B Preferred Stock then outstanding, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Series B Preferred Stock on the 10th trading day following the date notice of the optional redemption was given.

Debentures

Pursuant to the Purchase Agreement, we agreed to issue Debentures at a 10% issuance discount on the Second Closing Date, which is to be within five trading days of the later of (i) the date of the Shareholder Approval and (ii) the effective date of the registration statement of which this prospectus forms a part. The Debentures will be convertible, at the option of the holder, into shares of Common Stock at the Conversion Price (as defined above with respect to the Preferred Stock), provided, however, that in no instance shall the Conversion Price be less than the Floor Price. The Debentures will have a maturity date of two years from the date of issuance and an interest rate of 6% per annum payable quarterly in cash or, at the option of the Company, in Common Stock at a conversion rate equal to 90% of the lesser of (i) the average of the VWAPs for the 10 consecutive trading days immediately prior to the applicable interest payment date or (ii) the average of the VWAPs for the 10 consecutive trading days immediately prior to the applicable interest payment date. The Debentures will be secured by a first priority security interest in all of the Company’s assets, subject to certain exceptions, pursuant to a security agreement to be entered into between the Company and the selling stockholders on the Second Closing Date.

The Debentures will be subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and will be subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable Conversion Price (subject to certain exceptions).

Warrants

On January 6, 2023, pursuant to the Purchase Agreement, which was subsequently amended on January 12, 2023, we issued Warrants to the selling stockholders, which may be exercised to purchase up to an aggregate of 6,125,000 shares of our Common Stock, at a per share exercise price equal to $1.00 per share and with a term of five years. The Warrants are subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for, Common Stock at a price below the then-applicable exercise price of the Warrants (subject to certain exceptions). In addition, in the event of a stock split, the exercise price of the Warrants will be reduced to equal the lower of (i) the then applicable exercise price and (ii) the lowest VWAP out of the five trading days commencing on the trading day the Common Stock commences trading after taking into account such split on a post-split basis.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our Common Stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our Common Stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Registration Rights

Pursuant to the Purchase Agreement, on January 6, 2023, we entered into the Registration Rights Agreement with the selling stockholders, which was subsequently amended on January 12, 2023, pursuant to which we are obligated to file with the SEC a registration statement to register for resale, under the Securities Act, up to 158,121,259 aggregate shares of Common Stock underlying the Unregistered Securities for resale by the selling stockholders within six days of the closing of the Purchase Agreement on January 6, 2023. This registration statement is intended to satisfy our obligation under the Registration Rights Agreement. We intend to seek stockholder approval to, amongst other things, (i) increase the number of shares of Common Stock we are permitted to issue under our Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) and (ii) permit the issuance of 20% or more of our outstanding Common Stock as of January 6, 2023, and (iii) to effectuate a reverse stock split on the form and amounts to be determined by the Company. Prior to Stockholder Approval, the selling stockholders may only convert or exercise the Series B Preferred Stock and Warrants, as the case may be, and sell up to 561,427 of the Shares pursuant to this prospectus. In addition, pursuant to the Exchange, we will be obligated, after the receipt of Stockholder Approval, to file a registration statement to register for resale the shares of Common Stock underlying the warrants and shares of Series B Preferred Stock to be received by such Voting Stockholders.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our certificate of incorporation provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions. Our certificate of incorporation provides that directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all of our outstanding stock or without cause by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of all of our outstanding stock.

Our certificate of incorporation provides that certain amendments of our certificate of incorporation and amendments by our stockholders of our bylaws require the approval of at least 66 and 2/3% of the voting power of all of our outstanding stock. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could delay changes in management.

Our certificate of incorporation also provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or DGCL, our certificate of incorporation or our bylaws or any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of our bylaws in all respects. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our bylaws provide that a special meeting of our stockholders may be called only by our Secretary and at the direction of our board of directors by resolution adopted by a majority of our board of directors. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors, the chairperson of our board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace our board of directors also could be delayed until the next annual meeting.

Our bylaws do not allow our stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, or Section 203. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

●	prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

We are governed by the DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Our amended and restated bylaws authorize the indemnification of our officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the trading symbol “HYRE.”

Transfer Agent and Registrar

Our Transfer Agent and Registrar is VStock Transfer, LLC whose address is 18 Lafayette Place, Woodmere, NY 11598.

SELLING STOCKHOLDERS

This prospectus relates to the possible offer and resale by the selling stockholders of up to 158,121,259 aggregate shares of Common Stock underlying the Unregistered Securities. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement and the Purchase Agreement under which 4,222 shares of Series B Preferred Stock and four Warrants were issued to the selling stockholders on January 6, 2023, whereby we agreed to provide certain registration rights to the selling stockholders with respect to the Shares.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares. The selling stockholders may sell some, all or none of the Shares. We do not know how long the selling stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the Shares.

The following table presents information regarding the selling stockholders and their respective holdings of the Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects each selling stockholders’ holdings as of December 29, 2022. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. We have based percentage ownership prior to this offering on 30,733,402 outstanding shares of our Common Stock as of December 29, 2022. In calculating percentages of shares of Common Stock owned by a particular selling stockholder, we treated as outstanding the number of shares of our Common Stock issuable upon the conversion and/or exercise of that particular selling stockholder’s Series B Preferred Stock and/or Warrants, as the case may be, and did not assume the exercise of any other selling stockholder’s Warrants. In addition, we have assumed that we will receive Stockholder Approval. Although we cannot advise you as to whether the selling stockholders will in fact sell any or all of the Shares, for purposes of this table, we have assumed that the selling stockholders will have sold all of the Shares covered by this prospectus. Unless otherwise indicated, the address of each beneficial owner listed below is c/o HyreCar Inc., 915 Wilshire Blvd., Suite 1950, Los Angeles, CA 90017.

	Shares of Common Stock
Name of Selling Stockholder	Number Beneficially Owned Prior to Offering(1)	Percent Beneficially Owned Prior to the Offering (1)	Number Registered for Sale Hereby(2)	Number Beneficially Owned After Offering(3)	Percent Owned After Offering
Anson Investments Master Fund LP(4)	22,082,028	41.83%	59,449,208	1,969,302	6.02%
Anson East Master Fund LP (5)	5,526,070	15.24%	14,716,257	656,434	2.09%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(6)	3,468,028	10.14%	9,690,329	333,780	1.07%
Sabby Volatility Warrant Master Fund, Ltd. (7)	27,608,098	47.32%	74,215,465	2,625,736	7.87%

* less than 1%

(1)

The amount of Common Stock owned by each selling stockholder was calculated assuming (i) the full conversion of the Series B Preferred Stock held by the corresponding beneficial owner at the Floor Price (as defined and further described under the section titled “Description of Securities”); (ii) the full exercise of the Warrants held by the beneficial owner at an exercise price of $1.00 per share (assuming no anti-dilution or other adjustments as set forth in the Warrant); and (iii) receipt of Stockholder Approval. This figure does not include the Common Stock underlying the Debentures, which have not been and will not be issued within 60 days of December 29, 2022. Pursuant to the Certificate of Designation and the Warrant, the selling stockholder’s beneficial ownership shall not exceed 4.99% immediately following any conversion and/or exercise of the Series B Preferred Stock or Warrants, as the case may be.

(2)	The aggregate amount of Common Stock listed in this column 4 represents the up to 158,121,259 shares of Common Stock underlying the Unregistered Securities.
(3)

Each figure consists of the shares of Common Stock underlying the Registered Securities held by the corresponding selling stockholder, assuming (i) no sales or other dispositions of such Common Stock underlying the Registered Securities and (ii) the sale of all Common Stock underlying the Unregistered Securities.

(4)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisors of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309 UGland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisors of Anson East Master Fund LP (“Anson East”), hold voting and dispositive power over the Common Stock held by Anson East. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares of Common Stock except to the extent of their pecuniary interest therein. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309 UGland House, Grand Cayman, KY1-1104, Cayman Islands.

(6)

Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(7)

Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

Material Relationships with Selling Stockholders

None of the selling stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.

PLAN OF DISTRIBUTION

We are registering for resale by the selling stockholders and certain transferees a total of up to 158,121,259 shares of Common Stock aggregate shares of Common Stock underlying the Unregistered Securities. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. If the shares of Common Stock are sold through broker-dealers or agents, the selling stockholder will be responsible for any compensation to such broker-dealers or agents.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to tie pursuant to this prospectus.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing) or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

A selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account

●	an exchange distribution in accordance with the rules of the applicable exchange

●	privately negotiated transactions

●	settlement of short sales

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our Common Stock is quoted on the Nasdaq Capital Market under the symbol “HYRE”.

LEGAL MATTERS

The legal validity of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Los Angeles, California.

EXPERTS

The audited financial statements for the fiscal years ended December 31, 2021, and December 31, 2020, and for the years then ended, incorporated by reference into this prospectus and the registration statement, have been audited by dbbmckennon, an independent registered public accounting firm, as set forth in their report thereon appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference herein have been modified or superseded. We hereby incorporate by reference into this prospectus the following documents that have been previously filed with the SEC:

1.

our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 15, 2022, and our amendment to our Annual Report on Form 10-K/A filed December 19, 2022, including applicable portions of our definitive Proxy Statement on Schedule 14A, filed with the SEC on May 2, 2022;

2.	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022;

3.	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 15, 2022;

4.	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022;

5.

our Current Reports on Form 8-K, filed with the SEC on February 2, 2022, May 25, 2022, June 21, 2022, June 24, 2022, August 2, 2022, August 17, 2022, September 7, 2022, September 19, 2022, September 21, 2022, November 10, 2022, November 28, 2022, December 9, 2022, December 16, 2022 and January 12, 2023; and

6.

the description of our Common Stock set forth in our registration statement on Form 8-A filed with the SEC on June 26, 2018, including any amendments thereto or reports filed for the purposes of updating such description.

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock made by this prospectus (including documents filed after the date of the initial Registration Statement of which this prospectus is a part and prior to the effectiveness of the Registration Statement). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents. You may request any such documents by writing or telephoning us at:

HyreCar Inc.

915 Wilshire Boulevard, Suite 1950

Los Angeles, California 90017

(888) 688-6769

You may also view the documents that we file with the SEC and incorporate by reference in this prospectus on our corporate website at www.hyrecar.com. The information on our website is not incorporated by reference and is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 we filed with the SEC and does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on information contained in this prospectus or incorporated by reference herein. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Our SEC filings are also available on our website at www.hyrecar.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

SEC Registration Fee		$8,363.98
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Fees and Expenses	$	*
Total	$	*

*Estimates not presently known

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Amended and Restated Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was our director or officer, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

The limitation of liability and indemnification provisions in our Amended and Restated Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information regarding all securities sold within the last three years that were not registered under the Securities Act.

On January 6, 2023, in connection with the Purchase Agreement, which was subsequently amended on January 12, 2023, we issued in the Concurrent Offering to the selling stockholders (i) 4,222 shares of Series B Preferred Stock at a per share price of $900.00 convertible into up to 46,973,972 (assuming no anti-dilution adjustments) shares of Common Stock and (ii) Warrants exercisable for up to 6,125,000 shares of Common Stock at a per share exercise price equal to $1.00 (assuming no anti-dilution adjustments or other adjustments as set forth in the Warrants). The Issued Unregistered Securities were sold for total proceeds to us of approximately $3.8 million. Also on January 6, 2023, we entered into the Registration Rights Agreement, which was subsequently amended on January 12, 2023, pursuant to which we are obligated to file with the SEC a registration statement to register for resale, under the Securities Act, up to 158,121,259 aggregate shares of Common Stock underlying the Unregistered Securities. This registration statement is intended to satisfy our obligation under the Registration Rights Agreement. We intend to seek stockholder approval to, amongst other things, (i) increase the number of shares of Common Stock we are permitted to issue under our Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) and (ii) permit the issuance of 20% or more of our outstanding Common Stock as of January 6, 2023, and (iii) to effectuate a reverse stock split on the form and amounts to be determined by the Company. Prior to Stockholder Approval, the selling stockholders may only convert or exercise the Series B Preferred Stock and Warrants, as the case may be, and sell up to 561,427 of the Shares pursuant to this prospectus.

On September 7, 2022, we sold 5,789,716 shares of our Common Stock in a private placement to four accredited investors (as defined in Rule 501 under the Securities Act) pursuant to the PIPE Agreement described above. The shares sold pursuant to the PIPE Agreement were sold at a purchase price of $0.8636, which was the average closing price of our Common Stock as reported on Nasdaq for the five trading days immediately prior to the signing of the PIPE Agreement, for total proceeds to us of approximately $5 million. The shares issued pursuant to the PIPE Agreement were registered on September 28, 2022, and declared effective October 6, 2022.

On August 15, 2022, we issued 539,633 shares of our Common Stock to a single accredited investor, Lincoln Park, upon our execution of the Purchase Agreement as a fee for Lincoln Park’s commitment to purchase shares of our Common Stock under the Purchase Agreement, as described above. These Commitment Shares were not registered under the Securities Act when issued, but were registered for resale pursuant to a registration statement filed with the SEC on September 20, 2022, and declared effective September 30, 2022.

On August 15, 2022, the Company issued the Promissory Notes to certain executive officers of the Company in the aggregate principal amount of $500,000, as described above. The Promissory Notes accrue interest at a rate of 7% per year on the outstanding principal amounts and will become payable in full one year from the date such amounts are loaned. At the discretion of the Company’s Board of Directors, the aggregate unpaid principal amounts, and any unpaid accrued interest, may be convertible into shares of our Common Stock, at a conversion price that is equal to the last reported closing price of our Common Stock on the Nasdaq Capital Market.

On September 2, 2022, we issued certain warrants to two accredited investors, which may be exercised to purchase up to an aggregate of 3,221,630 shares of our Common Stock, at a per share exercise price equal to $1.02. Each such warrant was immediately exercisable for 50% of the underlying shares of our Common Stock, and the remaining shares will vest according to certain vesting criteria. Neither the warrants nor the underlying shares of Common Stock were registered under the Securities Act when issued, but were registered for resale pursuant to a registration statement filed with the SEC on September 20, 2022, and declared effective September 30, 2022.

The sales and issuances described above were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D and/or Regulation S under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.2	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
3.3

Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Non-Voting Preferred Stock, filed with the Delaware Secretary of State on September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)

3.4

Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on January 6, 2023 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023.)

4.1	Specimen Stock Certificate evidencing the shares of Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
4.2	Form of Warrant to Purchase Shares of Common Stock, dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
4.3	Form of Warrant to Purchase Shares of Common Stock, dated September 2, 2022 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023.)
4.5	Form of Common Stock Purchase Warrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023.)
5.1	Opinion of Polsinelli PC.
10.1+	Employment Agreement between the Company and Joseph Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.2+	Employment Agreement between the Company and Michael Furnari (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.3+	Employment Agreement between the Company and Greg Tatem (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 15, 2022)
10.4+	2016 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 333-225157)
10.5+	2018 Equity Incentive Plan and forms of award agreements thereunder (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (File No. 333-229222)
10.6+	2021 Equity Incentive Plan and forms of award agreements (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 10, 2021)
10.7

Purchase Agreement, dated August 15, 2022, between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 17, 2022)

10.8

Performance Guaranty, dated September 2, 2022, by HyreCar Inc., in favor of Wilmington Trust, National Association, for the benefit of the Noteholders as defined therein (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 7, 2022)

10.9

Securities Purchase Agreement, dated January 6, 2023, by and among the Company and the certain Purchasers who are signatories thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023)

10.10	Securities Purchase Agreement and Registration Rights Agreement Amendment, dated January 12, 2023, to the Securities Purchase Agreement, dated January 6, 2023, by and among the Company and certain Purchasers who are signatories thereto, and the Registration Rights Agreement, dated January 6, 2023, by and among the Company and the certain signatories thereto (incorporated by reference to the Registrant's Current Report on Form 8-K filed on January 12, 2023)
10.11

Registration Rights Agreement, dated January 6, 2023, by and among the Company and the certain signatories thereto (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023)

10.12

Exchange Agreement, dated January 12, 2023, by and between the Company and Walleye Opportunities Master Fund Ltd (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023

10.13	Exchange Agreement, dated January 12, 2023, by and between the Company and Altium Growth Fund, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023)
10.14	Voting Agreement, dated January 6, 2023, by and between the Company and Walleye Opportunities Master Fund Ltd (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023)
10.15	Voting Agreement, dated January 6, 2023, by and between the Company and Altium Growth Fund, L.P. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2023)
23.1	Consent of dbbmckennon, independent registered public accounting firm
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page)
107	Fee Table

+Indicates management contract or compensatory plan.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California on January 12, 2023.

HyreCar Inc.

/s/ Eduardo Iniguez
By: Eduardo Iniguez
Title: Interim Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of HyreCar Inc., a Delaware corporation, do hereby constitute and appoint Eduardo Iniguez, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eduardo Iniguez
Eduardo Iniguez	Interim Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	January 12, 2023

/s/ Grace Mellis
Grace Mellis	Chairman of the Board of Directors	January 12, 2023

/s/ Brooke Skinner Ricketts
Brooke Skinner Ricketts	Director	January 12, 2023

/s/ Michael Root
Michael Root	Director	January 12, 2023

/s/ Jayaprakash Vijayan
Jayaprakash Vijayan	Director	January 12, 2023

/s/ Joseph Furnari
Joseph Furnari	Director	January 12, 2023